UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) December 16, 2004

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	N/A
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)
Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2004, the Company, together with its wholly-owned subsidiary CME Media Enterprises B.V., entered into a Framework Agreement with PPF (Cyprus) Ltd. (“PPF”), providing for, among other things, the purchase by CME of 85% of PPF’s interest in the TV Nova television business in the Czech Republic (the “Framework Agreement”) for consideration estimated to be US$ 642 million, consisting of approximately $529 million in cash and 3,500,000 shares of CME Class A Common Stock. The purchase price is subject to adjustment at completion for movements in working capital and debt.

The TV Nova business is owned and operated by PPF through a group of companies (the “TV Nova Group”), including its wholly owned subsidiaries Ceska Produkcni 2000 a.s., MAG MEDIA a.s., and Vilja a.s.; Vilja a.s. owns a 52% interest in CET 21 s.r.o., which holds the national terrestrial broadcast license for TV Nova. A minority interest exists in CET 21, the ownership of which has not been finally resolved. The resolution of claims related to this minority interest will not reduce CME’s indirect ownership interest in CET 21 or alter its control position of the TV Nova Group. After taking into account minority interests in CET 21, CME will have an initial attributable economic interest of 56% in the TV Nova Group and will consolidate the TV Nova Group in its financial statements.

At completion, the Company intends to grant to PPF certain registration rights in respect of the CME Class A Common Stock that it receives as partial consideration for the acquisition. The registration rights include up to three demand registrations as well as piggyback registration rights. The first registration demand will be exercisable one year after completion; all such registration rights expire four years after completion.

The transaction documents also grant CME Media Enterprises a call right on the remaining 15% interest in the TV Nova Group held by PPF that is exercisable at any time after the closing date. The call price is capped; it will not exceed 25% of the value of the TV Nova business at completion and is subject to certain adjustments and other terms. PPF has a right to put to CME its 15% interest in the TV Nova business that is exercisable from the first anniversary of the completion for an exercise price that is the lesser of (i) 15% of the independently appraised value of the TV Nova Group at the time of the exercise of the put and (ii) 15% of the value of the TV Nova business at completion. The exercise price of the put is subject to adjustment and other terms specified in the transaction documents.

The completion of the acquisition is subject to the satisfaction of a number of conditions, including receipt of an approval from the Office for the Protection of Economic Competition of the Czech Republic. In the event the conditions to completion are not satisfied by October 1, 2005, the Framework Agreement will terminate. The Company and CME Media Enterprises, on the one hand, and PPF, on the other, are subject to a payment of a fee equal to US$ 25,000,000 if either party fails to satisfy the conditions to completion as defined in the Framework Agreement.

On October 23, 2003, the Company, together with its wholly owned subsidiaries CME Media Enterprises B.V. and CME Czech Republic B.V. entered into a master agreement with PPF providing for, among other things, the sale of the Company’s interest in CNTS s.r.o. and the assignment of certain claims to PPF (the “Master Agreement”). PPF is obliged to make a final payment of approximately US$ 18.3 million in respect of the transactions under the Master Agreement on July 15, 2005. In the event the acquisition contemplated by the Framework Agreement closes before that date, this outstanding obligation of PPF will be offset against the Company’s payment obligations under the Framework Agreement.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release, dated December 13, 2004 (furnished only).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: December 16, 2004	/s/ Wallace Macmillan
Wallace Macmillan Vice President - Finance (Principal Financial Officer and Duly Authorized Officer)